                                                                  Exhibit 10.7


                            PATENT LICENSE AGREEMENT



                  THIS AGREEMENT is made by and between the BOARD OF REGENTS (BOARD) OF THE UNIVERSITY OF TEXAS SYSTEM (SYSTEM), an agency of the State of Texas, whose address is 201 West Seventh Street, Austin, Texas 78701 and GERON CORPORATION (LICENSEE), a Delaware corporation having a principal place of business located at 21375 Cabot Boulevard, Hayward, California, 94545.

                                   WITNESSETH

                  WHEREAS, BOARD owns or in the future may own certain PATENT RIGHTS and TECHNOLOGY RIGHTS relating to the LICENSED SUBJECT MATTER, which were developed at The University of Texas Southwestern Medical Center at Dallas (UT SOUTHWESTERN), whose address is 5323 Harry Hines Boulevard, Dallas, Texas 75235, a component institution of SYSTEM;

                  WHEREAS, BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, the inventor(s), BOARD, and the public as outlined in the Intellectual Property Policy promulgated by the BOARD (Schedule A hereto); and

                  WHEREAS, LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER;

                  NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

                                  I.  EFFECTIVE DATE

                  This Agreement shall be effective on September 8, 1992.
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                                  II.  DEFINITIONS
                  As used in this Agreement, the following terms shall have the meanings indicated:

                  2.1 LICENSED SUBJECT MATTER shall mean inventions and discoveries that are covered by PATENT RIGHTS, all of which shall be within the LICENSED FIELD. In the event that BOARD believes that certain TECHNOLOGY RIGHTS contribute substantial value to any LICENSED PRODUCT, the BOARD may propose to LICENSEE at anytime prior to the first SALE of such LICENSED PRODUCT, that such TECHNOLOGY RIGHTS be included within the definition of LICENSED SUBJECT MATTER. Upon receipt of such notice, the parties agree to consider in good faith whether or not the inclusion of such rights is appropriate under the circumstances. If the parties cannot agree within ninety (90) days after the date that BOARD notifies LICENSEE as provided above, either party may submit the issue to a mutually agreeable third party for prompt resolution.

                  2.2 PATENT RIGHTS shall mean BOARD's rights in information or discoveries covered by the following patent applications which relate to LICENSED FIELD, whether domestic or foreign, and all divisions, continuations, CONTINUATIONS-IN-PART (as hereinafter defined), reissues, reexaminations or extensions thereof:

                      (a) U.S. Patent Application 07/882,438, which corresponds to UT SOUTHWESTERN file UTSD: 91804KLC, entitled "Telomerase Activity Modulation and Telomere Diagnosis", which

                                       2.
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names Michael D. West, Ph.D., Jerry Shay, Ph.D., and Woodring Wright, M.D.,
Ph.D., as joint inventors;

                      (b) The claims of continuation-in-part applications which result in whole or in part from research conducted at UT SOUTHWESTERN by or under the direction of Michael D. West, Ph.D., Jerry Shay, Ph.D., and/or Woodring Wright, M.D., Ph.D., within the LICENSED FIELD between December 1, 1989 and EFFECTIVE DATE of this Agreement, inclusive (CONTINUATION-IN-PART); and

                      (c) The claims of patent applications which result in whole or in part from research conducted at UT SOUTHWESTERN by or under the direction of Michael D. West, Ph.D., Jerry Shay, Ph.D., and/or Woodring Wright, M.D., Ph.D., within the LICENSED FIELD between December 1, 1989 and EFFECTIVE DATE of this Agreement, inclusive.

                  2.3 TECHNOLOGY RIGHTS shall mean BOARD'S rights in any KNOW-HOW. KNOW-HOW shall mean all technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to LICENSED SUBJECT MATTER or LICENSED FIELD which is not disclosed in a patent within the PATENT RIGHTS, but which is necessary or useful for practicing LICENSED SUBJECT MATTER in the LICENSED FIELD.
                  2.4 LICENSED FIELD shall mean product applications relating to cell senescence, cell immortalization, cellular or molecular bases of aging or age related degenerative diseases, and shall include, without limitation, telomeres and telomerase. The LICENSED FIELD also includes any process, machine, manufacture,

                                       3.
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composition of matter (including methods of production or use thereof) or other invention or know-how related to any of the foregoing or to the diagnosis, prevention, treatment or manipulation of any of the foregoing.

                  2.5 LICENSED TERRITORY shall mean the world.

                  2.6 LICENSED PRODUCT shall mean any product SOLD by LICENSEE, SUBSIDIARY or sublicensee of LICENSEE comprising LICENSED SUBJECT MATTER pursuant to this Agreement, including COMPOSITE PRODUCTS.

                  2.7 COMPOSITE PRODUCTS shall mean any product SOLD by LICENSEE, SUBSIDIARY or sublicensee of LICENSEE with active ingredients comprising both LICENSED SUBJECT MATTER and active ingredients other than LICENSED SUBJECT MATTER.

                  2.8 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or a SUBSIDIARY.

                  2.9 SUBSIDIARY shall mean any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

                  2.10 NET SALES shall mean the gross revenues (whether or not in cash) received by LICENSEE, SUBSIDIARY or a sublicensee of LICENSEE from the SALE of LICENSED PRODUCTS less sales, V.A.T. and/or use taxes, duties and similar governmental assessments actually paid, transportation, packing, shipping insurance and

                                       4.
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amounts actually allowed or credited due to returns (not to exceed the original billing or invoice amount).

                      III. WARRANTY; SUPERIOR RIGHTS

                  3.1 Except for the rights, if any, of the Government of the United States, as set forth hereinbelow, BOARD represents and warrants its belief that it is the owner of the entire right, title and interest in and to LICENSED SUBJECT MATTER, and that it has the sole right to grant licenses thereunder, and that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein. BOARD is not aware that any additional rights or licenses are necessary for LICENSEE to exercise its license rights.

                  3.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain nonexclusive rights relative thereto for use for government purposes, as well as statutory "march-in rights." This Agreement is explicitly made subject to such Government rights. To the extent there is any conflict between any such rights and this Agreement, such Government rights shall prevail.

                  3.3 BOARD MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE OF OTHER DISPOSITION BY LICENSEE OR ANY OTHER PERSONS OF LICENSED PRODUCTS.

                                       5.
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                          IV.  LICENSE

                  4.1 BOARD hereby grants to LICENSEE an exclusive license to manufacture, have manufactured, use, have used, and/or sell or have sold LICENSED PRODUCTS and to use and have used the PATENT RIGHTS and TECHNOLOGY RIGHTS within LICENSED TERRITORY and LICENSED FIELD. This grant shall be subject to the payment by LICENSEE to BOARD of all consideration as provided by this Agreement, and shall be further subject to non-exclusive rights retained by the BOARD to:

                      (a) Publish the general scientific findings from research done by the UT SOUTHWESTERN related to LICENSED SUBJECT MATTER; and

                      (b) Use any information contained in LICENSED SUBJECT MATTER for research, teaching, and other educationally- related purposes; provided that none of the foregoing is done for any commercial purpose.

                  4.2 LICENSEE shall have the right to extend the license granted herein to any SUBSIDIARY provided that such SUBSIDIARY consents to be bound by this Agreement to the same extent as LICENSEE (provided that the foregoing does not and is not intended to create redundant or double obligations regarding royalties, reimbursement, marketing efforts or any other matter).

                  4.3 LICENSEE shall have the right to grant sublicenses consistent with this Agreement provided that, with respect to BOARD, LICENSEE shall be responsible for (and entitled to credit for) the operations of its sublicensees relevant to this Agreement

                                       6.
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as if such operations were carried out by LICENSEE provided that matters dealt with in Section 5 in respect of such sublicenses shall be governed by the terms of Section 5. LICENSEE further agrees to deliver to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification or termination; provided that all such information shall be deemed CONFIDENTIAL INFORMATION (as hereinafter defined). Upon termination of this Agreement under Section 6.2 any and all existing sublicenses granted by LICENSEE shall be assigned to BOARD as their terms permit, or shall terminate (if their terms don't so permit).

                  4.4 BOARD shall have the right at any time after five (5) years from the date of this Agreement to terminate the exclusivity of the license granted herein with respect to PATENT RIGHTS and TECHNOLOGY RIGHTS licensed hereunder, or after eight (8) years from the date of this Agreement to terminate this Agreement completely, as to those national jurisdictions of the LICENSED TERRITORY in which LICENSEE has not commercialized or is not actively attempting to commercialize an invention hereunder if LICENSEE, within ninety
(90) days after written notice from BOARD as to such intended termination of exclusivity or this Agreement, fails to provide written evidence of present, attempted or anticipated commercialization in a manner and on a schedule reasonably commensurate with the scope of LICENSED TERRITORY and LICENSEE'S resources. Evidence provided by LICENSEE that it has an

                                       7.
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ongoing and active or anticipated research, development, manufacturing, marketing or licensing program as appropriate, directed toward production and sale of products based on LICENSED SUBJECT MATTER shall be deemed satisfactory evidence. BOARD agrees that in the discretion of LICENSEE commercialization efforts may be directed first to industrialized nations of the world commencing with the United States of America, and only subsequently to other regions as reasonably and commercially practicable; that particular fields within the LICENSED FIELD and portions of the LICENSED TERRITORY may in the discretion of LICENSEE best be commercialized by sublicense; and that LICENSEE may in the exercise of prudent business judgment elect to defer commercialization efforts in particular fields or national jurisdictions in LICENSED TERRITORY until the LICENSED SUBJECT MATTER has undergone substantial and appropriate further development. In the event of any termination under this Section or Section 7.1, BOARD agrees to negotiate in good faith with LICENSEE to adjust the terms hereof to reflect LICENSEE'S diminished rights (including, without limitation, royalty rates), with relation back to the date of termination; provided, however, that pending the completion of such negotiation, LICENSEE'S obligations shall be as provided hereunder for the case of exclusivity; and, as to any termination of exclusivity, LICENSEE shall have the benefit of any more favorable terms granted by BOARD to any subsequent non-exclusive licensee of LICENSED SUBJECT MATTER in those national jurisdictions where exclusivity is terminated.

                                       8.
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                           V.  PAYMENTS AND REPORTS

                  5.1 In consideration of the rights granted by BOARD to LICENSEE under this Agreement and subject in all respects to Section 5.2, LICENSEE agrees to pay BOARD the following:

                      (a) A license issue fee of [ * ] payable within thirty
                  (30) days of LICENSEE's receipt of a fully executed Agreement from BOARD;

                      (b) License renewal fees payable within thirty (30) days
                  of the anniversary of the EFFECTIVE DATE of this Agreement according to the following schedule:

                     Anniversary                     Amount Due
                     -----------                     ----------

Effective
Date: Sept 8, 1992
PYMTS Due by Oct 8, 1993...First                         [ * ]   PD Oct 199
                    1994...Second                        [ * ]
                    1995...Third                         [ * ]
                    1996...Fourth                        [ * ]
                    1997...Fifth                         [ * ]

                      (c) In addition to the license renewal fees shown in
                  Paragraph 5.1(b), LICENSEE shall pay to BOARD a license renewal fee of [ * ] within thirty (30) days of the earlier to occur of (A) the seventh (7th) anniversary of the EFFECTIVE DATE of this Agreement, or (B) the first SALE of any LICENSED PRODUCT; provided, however, that if the payment set forth in this Paragraph 5.1(c) is due on or after the date that LICENSEE notifies the BOARD in writing that it has offered LICENSED PRODUCT for SALE, then such amount shall be fully creditable against any and all running earned royalties due BOARD under this Agreement;


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       9.
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                      (d) Minimum annual royalties in the amount of [ * ]
                  commencing on the eighth (8th) anniversary of the EFFECTIVE DATE of this Agreement and shall extend for the Term of the Agreement. All minimum annual royalty payments shall be payable within thirty (30) days following the appropriate anniversary of the EFFECTIVE DATE of this Agreement. Such amounts due shall be credited against royalties to become due under Paragraphs 5.1(e), 5.1(f), 5.1(g), 5.1(h) and 5.1(i).
                  No portion of the minimum annual royalties paid shall be refundable should no royalties become due under Paragraphs 5.1(e), 5.1(f), 5.1(g), 5.1(h) and 5.1(i).

                      (e) A running earned royalty equal to [ * ] of NET SALES
                  by LICENSEE and any SUBSIDIARY for LICENSED PRODUCTS SOLD for use as a human therapeutic;

                      (f) A running earned royalty equal to [ * ] of NET SALES
                  by LICENSEE and any SUBSIDIARY for LICENSED PRODUCTS SOLD for any use not described in Paragraph 5.1(e);

                      (g) In the case of COMPOSITE PRODUCTS, the royalty
                  percentage payable to BOARD under this Agreement shall be equal to [ * ] for human therapeutics and [ * ] for other applications;


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       10.
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                      (h) For all sublicensee(s) of LICENSEE, [ * ] of the gross revenues received by LICENSEE from such sublicensee(s) not resulting from NET SALES (as further defined below) and a running earned royalty equal to [ * ] of NET SALES by sublicensee for LICENSED PRODUCTS SOLD for use as a human therapeutic and/or a running earned royalty equal to [ * ] of NET SALES by sublicensee for LICENSED PRODUCTS SOLD for any other uses. In the case of COMPOSITE PRODUCTS sold by sublicensee(s), (i) the percentage of gross revenues received by LICENSEE from such sublicensee(s) not resulting from NET SALES shall be [ * ] and (ii) the royalty percentage payable to BOARD under this Paragraph 5.1(h) be equal to [ * ] for human therapeutics and [ * ] for other applications. Gross revenues received by LICENSEE from sublicensee(s) not resulting from NET SALES shall include, but not be limited to, payments in lieu of or creditable against royalties received by LICENSEE from such sublicensee(s), with the exception of:

                          (1) Revenues received by LICENSEE for performance of
                      research, or for milestone payments for achievement of objectives in research and development;

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       11.

                          (2) investment in LICENSEE by virtue of stock
                      purchase;

                          (3) payments to LICENSEE conducting clinical testing
                      and/or other activities in connection with obtaining regulatory approval for commercial SALE or use of a LICENSED PRODUCT;

                          (4) all reimbursed expenses of LICENSEE.

                  No amounts shall be paid or payable by LICENSEE to BOARD for any amounts received pursuant to (1), (2), (3) or (4) above. If any payments made to LICENSEE by a sublicensee are entitled to credit against earned royalties due LICENSEE by sublicensee, then LICENSEE shall have the right in turn to credit the same amount with respect to running earned royalties due BOARD from LICENSEE under Paragraph 5.1(e), 5.1(f), 5.1(g), 5.1(h) and 5.1(i). LICENSEE agrees to act in good faith in negotiating with a sublicensee so as not to minimize payments to BOARD by using the credit against royalties procedures;

                      (i) To the extent that (i) LICENSEE is obligated to pay
                  BOARD certain royalty percentages on NET SALES of LICENSED PRODUCT pursuant Paragraphs 5.1(e), 5.1(f), 5.1(g) and 5.1(h) and (ii) such LICENSED PRODUCT includes TECHNOLOGY RIGHTS but no PATENT RIGHTS and (iii) such TECHNOLOGY RIGHTS are included within the definition of LICENSED SUBJECT MATTER, then the royalty percentage due pursuant to Paragraph 5.1(e) shall be [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       12.
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                  [ * ], the royalty percentage due pursuant to Paragraph 5.1(f)
                  shall be [ * ], the royalty percentages due pursuant to Paragraph 5.1(g) shall be [ * ] for human therapeutics and [ * ] for other applications, the royalty percentages due for the SALE of LICENSED PRODUCT pursuant to Paragraph 5.1(h) shall be [ * ] for human therapeutics and [ * ] for other applications, and the royalty percentages due for the SALE of COMPOSITE PRODUCTS pursuant to Paragraph 5.1(h) shall be [ * ] for human therapeutics and [ * ] for other applications.

                           (j) In the event that either party believes in good
                  faith that any such amounts due BOARD under Paragraph 5.1(h) or 5.1(i) are inappropriate under the circumstances, the BOARD and LICENSEE shall negotiate in good faith the appropriate amount to be paid. In the event that the parties are unable to agree on the appropriate amount within ninety (90) days after the date either party notifies the other that it believes the amount to be inappropriate or unfair, the parties will submit the issues to a mutually agreeable third party for prompt resolution.







* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       13.
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                  5.2 After seven (7) years from the EFFECTIVE DATE of this
Agreement (ten (10) years in the case where the national jurisdiction is Japan), any royalties or share of sublicensee payments due for the manufacture, use or sale of LICENSED PRODUCTS for consumption in a national jurisdiction of LICENSED TERRITORY where such manufacture, use and sale could have been conducted in such national jurisdiction without infringing a valid issued patent within PATENT RIGHTS in such national jurisdiction will be suspended unless and until such a patent issues at which time all royalties and other payments shall resume and all royalties and other payments held in suspense shall become due.

                  5.3 Only one royalty shall be payable on each unit of LICENSED PRODUCT SOLD calculated at the applicable rate specified in this Agreement between LICENSEE and BOARD irrespective of (i) the number of patents within PATENT RIGHTS whose claims would be infringed but for this License Agreement or
(ii) the number of license agreements between LICENSEE and BOARD.

                  5.4 During the term of this Agreement and for one (1) year thereafter LICENSEE shall keep complete and accurate records of its and (as reported to it) its sublicensee's NET SALES of LICENSED PRODUCTS and COMPOSITE PRODUCTS under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE shall permit an independent certified public accountant (hired by the BOARD and reasonably acceptable to LICENSEE), at BOARD'S expense, to periodically (but no more than once per year) examine its books,

                                       14.
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ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement; provided such accountant is bound in confidence and may not disclose any such information except to the BOARD as necessary to show underpayment. In the event that the amounts due to BOARD have been underpaid by more than five percent (5%) of the amount actually due, LICENSEE shall pay the cost of such examination, the due amount, and accrued interest thereon at the lesser of the prevailing prime rate plus two percent (2%) per annum for commercial loans or the maximum amount which may be charged under applicable law.

                  5.5 Within forty-five (45) days after March 31, June 30, September 30 and December 31, LICENSEE shall deliver to BOARD at the addresses listed in paragraph 14.2 a true and accurate report, giving such particulars of the business conducted by LICENSEE during the preceding calendar quarter under this Agreement as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantities of LICENSED SUBJECT MATTER that it has SOLD; (b) the total SALES; (c) the calculation of royalties thereon; and
(d) the total royalties so computed and due BOARD. Simultaneously with the delivery of each such report, LICENSEE shall pay to BOARD the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. LICENSEE shall impose on sublicensees, mutatis mutandis, similar reporting and payment obligations and shall provide to BOARD similar reports from sublicensees as they relate to BOARD'S entitlements under

                                       15.

paragraph 5.1 to the extent received during such quarter or thereafter up until fifteen (15) business days prior to the due date for the report on LICENSEE'S SALES. Simultaneously with its report on such sublicensee activity, LICENSEE shall pay to BOARD amounts due under paragraph 5.1; provided, however, that if sublicensee's report is delayed more than one (1) quarter after the quarter during which it should have been submitted to LICENSEE and BOARD, LICENSEE shall pay the amounts due on behalf of sublicensee.

                  5.6 Upon the request of BOARD but not more often than once per calendar year, LICENSEE shall deliver to BOARD a written report as to LICENSEE'S efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER in various parts of the LICENSED TERRITORY and its commercialization plans for the coming year. LICENSEE will provide BOARD with written notice of impending first SALE of LICENSED PRODUCT at least sixty (60) days in advance of such first SALE.

                  5.7 All amounts payable hereunder by LICENSEE shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks shall be made payable to The University of Texas Southwestern Medical Center at Dallas and mailed to: Associate Vice President for Legal Affairs and Technology Transfer, The University of Texas Southwestern Medical Center at Dallas, 5323 Harry Hines Blvd., Dallas, Texas 75235-9008.

                                       16.

                          VI.  TERM AND TERMINATION

                  6.1 The Term of this Agreement shall extend from the EFFECTIVE DATE set forth hereinabove to the full end of the term or terms for which PATENT RIGHTS have not expired, and, if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of twenty (20) years. Upon expiration, LICENSEE will be entitled to fully exploit PATENT RIGHTS and TECHNOLOGY RIGHTS without restriction or payment of royalties.

                  6.2 This Agreement will earlier terminate:

                      (a) upon thirty (30) days written notice if LICENSEE shall fail to pay in a timely manner the amounts due under this License Agreement or that certain Sponsored Research Agreement dated September 8, 1992; provided, however, LICENSEE may avoid such termination if before the end of such period the appropriate amounts have been paid; provided, however, further, that in the event this Agreement terminates as a result of this provision, LICENSEE may petition BOARD for reinstatement of this Agreement within ninety (90) days after this thirty (30) day period has elapsed. Reinstatement of this Agreement shall be at the sole discretion of BOARD which approval shall not be unreasonably withheld and is contingent upon payment of all past due royalties or other amounts due BOARD and accrued interest thereon at the lesser of the prevailing prime rate plus two percent (2%) per annum for commercial loans or the maximum amount which may be charged under applicable law.

                                       17.

                      (b) upon ninety (90) days written notice if LICENSEE shall be materially in breach or default of any obligation under this License Agreement; provided however, LICENSEE may avoid such termination if before the end of such period such breach has been cured and LICENSEE so notifies the BOARD.

                      (c) upon the mutual written agreement of the parties.

                      (d) upon sixty (60) days written notice given by LICENSEE with or without cause.

                  6.3 Upon any termination of this Agreement, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, payment of then accrued royalties and reimbursement of patent expenses incurred prior to such date) or for any breach of this Agreement prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCT and COMPOSITE PRODUCT and parts therefor that it has on hand at the date of termination, provided that it pays earned royalty thereon as provided in this Agreement.

                          VII.  INFRINGEMENT BY THIRD PARTIES

                  7.1 LICENSEE and BOARD shall each provide the other prompt written notification of third party alleged infringement of the rights conferred by this Agreement.

                  7.2 LICENSEE shall have the first right to enforce or have enforced at no expense to BOARD any PATENT RIGHTS to the

                                       18.

extent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement. Upon LICENSEE'S undertaking to pay all expenditures reasonably incurred by BOARD, to the extent allowed by law, BOARD shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. After first deducting its reasonable costs and expenses incurred in respect of enforcement (to the extent not otherwise awarded by settlement or a court), LICENSEE shall pay BOARD royalty (calculated per Section 5.1) on the balance of any monetary recovery to the extent such monetary recovery is held to be damages or a reasonable royalty in lieu thereof. In the event that LICENSEE does not file suit against or commence settlement negotiations with a substantial infringer of BOARD'S PATENT RIGHTS within six
(6) months of receipt of a written demand from BOARD that LICENSEE bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against LICENSEE and BOARD, the diversion of LICENSEE'S human and economic resources, the impact of any possible adverse outcome on LICENSEE and the effect any publicity might have on LICENSEE'S and BOARD'S respective reputations and goodwill). To

                                       19.

the extent allowed by the laws and constitution of the State of Texas, if the parties cannot agree, the determination will be made by a mutually and reasonably acceptable third party consultant. If after such process, it is determined that a suit should be filed and LICENSEE does not file suit or commence settlement negotiations forthwith against the substantial infringer, then BOARD shall have the right to enforce any patent licensed hereunder on behalf of itself and LICENSEE (BOARD retaining all recoveries from such enforcement). If the BOARD institutes suit or commences settlement negotiations and is successful, it may terminate the exclusivity of the license for the infringed field of use in the national jurisdiction where the suit was brought.

                          VIII.  ASSIGNMENT

                  This Agreement may be assigned by LICENSEE only in connection with an acquisition of LICENSEE (by whatever means) or the sale or merger of substantially all of its related business to or with another, or otherwise only with the consent of BOARD, not to be unreasonably withheld. BOARD may assign its right to receive payments hereunder but not otherwise assign this Agreement.

                          IX.  PATENT MARKING

                  To the extent reasonable and practical regarding products, LICENSEE agrees to mark permanently and legibly all products and documentation manufactured and sold by it under this Agreement with such patent notice as is required under Title 35, United States Code.

                                       20.

                  X. INDEMNIFICATION; INFRINGEMENT SUIT CREDIT

                  10.1 Subject to Section 10.2, LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, UNIVERSITY, its Regents, officers, employees and agents from and against any claims demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or of its officers, employees, agents or representatives.

                  10.2 The BOARD shall promptly notify LICENSEE in writing of any claim or suit or threat thereof brought against BOARD in respect of which indemnification may be sought and, subject to the statutory authority of the Attorney General of the State of Texas, shall reasonably cooperate with LICENSEE in defending or settling any such claim or suit. To the extent allowed by law, no settlement of any claim, suit or threat thereof received by BOARD and for which the BOARD will seek indemnification, shall be made without the prior written approval of LICENSEE. Subject to the statutory authority of the Attorney General of the State of Texas, BOARD will permit LICENSEE to defend BOARD against any such claim, suit or threat thereof and LICENSEE shall have sole control over the defense, subject to BOARD'S right to select its own counsel to review the matter for BOARD at BOARD'S sole cost and expense.

                  10.3 If infringement is alleged against LICENSEE or any person or entity entitled to indemnity under Section 10.1 above because of its use of LICENSED SUBJECT MATTER, LICENSEE may suspend

                                       21.

those royalties due BOARD under Section 5 from SALES of LICENSED PRODUCTS in any national jurisdiction in which suit is brought, and pay such amounts into an escrow account established by LICENSEE until such situation is resolved. Should a patent within PATENT RIGHTS under which such royalties are payable be held invalid, such royalties held in suspense shall be retained by LICENSEE to offset litigation expenses; and, should litigation or settlement result in the requirement that LICENSEE pay royalties or other monies to a third party, the Parties hereunder agree in good faith to renegotiate the royalties due BOARD with the goal of reducing the royalty paid accordingly. In the event the validity of a patent within PATENT RIGHTS is upheld, the royalties held in suspense shall be paid to UT SOUTHWESTERN. Any damages or attorneys' fees awarded or received at the conclusion of such suit shall be retained by LICENSEE in satisfaction of its litigation expenses.

                      XI. USE OF BOARD'S OR COMPONENT'S NAME

                  LICENSEE shall not, unless as required by any law or governmental regulation, use the name of UT SOUTHWESTERN, BOARD, SYSTEM, Regents, Professor W.E. Wright or Professor J.W. Shay without express written consent of BOARD.

                      XII. CONFIDENTIAL INFORMATION; KNOW-HOW

                  12.1 The parties may wish, from time to time, in connection with performance under this Agreement, to disclose confidential information (including BOARD'S KNOW-HOW) to each other (CONFIDENTIAL INFORMATION). Subject to the rights of LICENSEE under this Agreement, each party agrees not to use the other

                                       22.

party's CONFIDENTIAL INFORMATION (other than for purposes contemplated by this Agreement) and each will use reasonable efforts to prevent the disclosure to third parties of any of the other party's CONFIDENTIAL INFORMATION for a period of the Term of this Agreement or five (5) years from receipt thereof, whichever is longer, provided that the recipient party's obligation hereunder shall not apply to information that the recipient party can show:

                           (a) is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty
         (30) days of disclosure;

                           (b) is already in the recipient party's possession at the time of disclosure thereof;

                           (c) is or later becomes part of the public domain through no fault of the recipient party;

                           (d) is received from a third party having no obligations of confidentiality to the disclosing party, provided that the recipient party complies with any restrictions imposed by the third party;

                           (e) is independently developed by the recipient party;

                           (f) is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings), provided that the recipient party uses reasonable efforts to restrict disclosure and to obtain confidential treatment; or

                                       23.

                           (g) is made available by the disclosing party to a third party without similar restrictions.

                      12.2 The foregoing shall not affect or limit LICENSEE'S right to fully exercise the licenses granted under this Agreement and LICENSEE and its sublicensees shall be fully entitled to use KNOW-HOW in support thereof.

                               XIII. PATENT AND INVENTIONS

                      13.1 LICENSEE shall reimburse UT SOUTHWESTERN for all expenses incurred in searching, preparing, filing, prosecuting and maintaining patent applications and patents relating to PATENT RIGHTS. If after consultation with LICENSEE it is agreed by UT SOUTHWESTERN and LICENSEE that a patent application should be filed for LICENSED SUBJECT MATTER, UT SOUTHWESTERN will prepare and file appropriate patent applications, and LICENSEE shall pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UT SOUTHWESTERN that it does not intend to pay such costs, or if LICENSEE does not respond or make an effort to reach agreement, then UT SOUTHWESTERN may file such application at its own expense and LICENSEE shall have no rights to said patent when issued under this Agreement or otherwise. UT SOUTHWESTERN shall provide LICENSEE with a copy of the application filed for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. LICENSEE shall have the right to review and comment upon the wording of the specifications, claims and responses to Office Actions prior to their submission to the U.S. Patent and Trademark

                                       24.

Office for any patent applications for which the LICENSEE is paying all filing and prosecution costs.

                  13.2 LICENSEE may petition BOARD for approval to prepare and file appropriate United States and foreign applications on LICENSED SUBJECT MATTER, subject to BOARD's approval of the content of the application(s) and any amendments thereto. In addition, LICENSEE agrees to:

                       (a) Notify BOARD of its intent to file for patent(s) related to LICENSED SUBJECT MATTER at least sixty (60) days prior to applying for patent(s);

                       (b) Inform BOARD of LICENSEE's choice of patent counsel to prepare and prosecute said patent application(s);

                       (c) Subject to BOARD's approval, prepare, file and prosecute appropriate patent application(s), and maintain any patent(s) that may subsequently issue, on the invention(s) and bear all such costs;

                       (d) Assign such rights in such patent application(s) invented by BOARD employees to SYSTEM;

                       (e) Provide BOARD with a copy (or copies) of all patent applications, as well as copies of any documents received or filed during prosecution thereof. LICENSEE will provide BOARD with the opportunity to review, approve and comment thereon prior to their submission to the U.S. Patent and Trademark Office.

                  13.3 No later than thirty (30) days prior to the date upon which a patent will be deemed abandoned by the Patent and Trademark Office, LICENSEE will give notice to BOARD of its

                                       25.

election to forego or cease participation in searching, preparing, filing, prosecution or maintenance of any such patent application or patent, whereupon LICENSEE shall be freed of its reimbursement obligation in respect of future activities regarding such application or patent and the application or patent involved shall thereafter form no part of PATENT RIGHTS. If BOARD elects to continue searching, preparing, filing, prosecuting or maintaining any such patent application or patent after such notice by LICENSEE, LICENSEE may reinstate such patent application or patent as part of PATENT RIGHTS by paying one and one-half (1 1/2) times the costs it failed to reimburse upon BOARD'S written consent. Reimbursements due BOARD hereunder shall be paid by LICENSEE within thirty (30) days of its receipt of a bill from BOARD.

                                  XIV. GENERAL

                       14.1 This Agreement constitutes the entire and only agreement between the parties relating to LICENSED SUBJECT MATTER and all other prior negotiations, representations, understandings and agreements are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

                       14.2 Any notice required by this License Agreement shall be given by prepaid, first class, certified mail, return receipt requested, effective upon receipt, addressed in the case of BOARD to:

                                       26.

                           BOARD OF REGENTS
                           The University of Texas System
                           210 West 7th Street
                           Austin, Texas 78701
                           Attention:  Office of General Counsel

with a copy to:

                           UT SOUTHWESTERN
                           Peter H. Fitzgerald, Ph.D.
                           Executive Vice President
                                    for Business Affairs
                           5323 Harry Hines Boulevard
                           Dallas, Texas  75235-9013

         and               UT SOUTHWESTERN
                           Katherine L. Chapman, J.D.
                           Associate Vice President for Legal
                                   Affairs and Technology Transfer
                           5323 Harry Hines Boulevard
                           Dallas, Texas  75235-9008

or in the case of LICENSEE to:

                           GERON CORPORATION
                           21375 Cabot Blvd.
                           Hayward, CA  94545
                           Attention:  Vice President -
                                         Finance and Administration

or such other address as may be given from time to time under the terms of this notice provision.

                      14.3 Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

                      14.4 This License Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

                                       27.

                      14.5 Failure of BOARD or LICENSEE to enforce a right under this agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

                      14.6 Headings included herein are for convenience only and shall not be used to construe this Agreement.

                      14.7 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.


                                       28.

                  IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE                       GERON CORPORATION
UNIVERSITY OF TEXAS SYSTEM



By:    /s/ Ray Farabee                            By: /s/ Jeryl Lynn Hilleman
       -------------------------------                --------------------------
       Ray Farabee                                    Jeryl Lynn Hilleman
       Vice Chancellor                                Vice President Finance and
       and General Counsel                            Administration


Date:    10-28-92                          Date:     10-23-92
       ----------------------                      ---------------------

APPROVED AS TO FORM:



By:    /s/ Dudley R. Dobie, Jr.,
       ---------------------------------
       Dudley R. Dobie, Jr., J.D.
       Office of General Counsel

Date:    10-28-92
       ---------------------------------

APPROVED AS TO CONTENT:


By:    /S/ Peter H. Fitzgerald, Ph.D.
       ---------------------------------
       Peter H. Fitzgerald, Ph.D.
       Executive Vice President
       for Business Affairs

Date:    10-27-92
       --------------------------
                                       29.